                                                                     EXHIBIT 5.1

                                Rogers & Wells
                                200 Park Avenue
                              New York, NY  10166
                                (212) 878-8000
                              Fax: (212) 878-8375

       Washington, D.C.  .  London  .  Paris  .  Frankfurt  .  Hong Kong




                                                November 12, 1997


Hearst-Argyle Television, Inc.
888 Seventh Avenue
New York, New York  10106


            Re:   Hearst-Argyle Television, Inc.
                  Registration Statement on Form S-3 (File No. 333-36659)
                  -------------------------------------------------------

Ladies and Gentlemen:

            We have acted as counsel to Hearst-Argyle Television, Inc., a Delaware corporation (the "Company"), in connection with the issuance and sale by the Company to the underwriters named below of (i) $125 million aggregate principal amount of the Company's 7% Senior Notes due 2007 and $175 million aggregate principal amount of the Company's 7-1/2% Debentures due 2027 (collectively, the "Debt Securities") and (ii) 4,000,000 shares of the Company's Series A Common Stock, par value $.01 per share (the "Equity Securities"). The offering of the Debt Securities and the Equity Securities is being made pursuant to the Company's Registration Statement on Form S-3 (as amended, and including prospectus supplements filed pursuant to Rule 424 of the Securities Act of 1933, as amended, the "Registration Statement") which relates to the offer and sale by the Company from time to time of up to 11,500,000 shares of its Series A Common Stock, par value $.01 per share, and up to $600,000,000 aggregate principal amount of debt securities.

            The Debt Securities are being sold pursuant to that certain Terms Agreement, dated November 7, 1997, which incorporates the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as the underwriters named in such Terms Agreement (the "Debt Underwriters"), and the Company, dated as of November 7, 1997 (such Terms Agreement, including the terms and conditions of

Hearst-Argyle Television, Inc.            2                  November 12, 1997


the Underwriting Agreement incorporated therein, is referred to as the "Debt Terms Agreement"), relating to the purchase by the Debt Underwriters, severally and not jointly, from the Company, subject to the Debt Terms Agreement, of the Debt Securities. It is contemplated that the Debt Securities will be issued pursuant to an indenture (the "Indenture"), dated November 13, 1997 between the Company and Bank of Montreal Trust Company, as Trustee (the "Trustee"), as supplemented by that certain First Supplemental Indenture, dated November 13, 1997 between the Company and the Trustee (together, the "Indenture").

            Of the Equity Securities, (i) 3,200,000 shares (the "U.S. Equity Securities") are being sold pursuant to that certain Terms Agreement, dated November 5, 1997, which incorporates the terms and conditions of the Purchase Agreement (the "Purchase Agreement") among Merrill Lynch, Pierce, Fenner & Smith Incorporated, Credit Suisse First Boston Corporation, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated as representatives of the underwriters named in such Terms Agreement (the "Equity Underwriters") and the Company, dated as of November 5, 1997 (such Terms Agreement, including the terms and conditions of the Purchase Agreement incorporated therein, is referred to as the "Equity Terms Agreement"), relating to the purchase by the Equity Underwriters, severally and not jointly, from the Company, subject to the Terms Agreement, of the U.S. Equity Securities and (ii) 800,000 shares (the "International Equity Securities") are being sold pursuant to that certain International Purchase Agreement (the "International Purchase Agreement"), dated November 5, 1997 among Merrill Lynch International, Credit Suisse First Boston (Europe) Limited, J.P. Morgan Securities Ltd., Morgan Stanley & Co. International Limited and Nesbitt Burns Securities Inc. as underwriters under the International Purchase Agreement (the "International Managers"), relating to the purchase by the International Managers, severally and not jointly, from the Company, subject to the International Purchase Agreement, of the International Equity Securities.

            We have examined such documents, records, and matters of law as we have deemed necessary for purposes of this opinion. In examining all such documents, we have assumed the genuineness of all signatures, the authenticity of all documents purporting to be originals, and the conformity to the respective originals of all documents purported to be copies. In rendering the foregoing opinions, we have relied as to certain factual matters upon certificates of officers of the Company, and we have not independently verified the accuracy of the statements contained therein. Based on such examination and on the assumptions set forth below, we are of the opinion that:

            1. The Debt Securities have been duly authorized by the Company and, when executed, authenticated, issued and delivered in the manner provided in the Indenture against payment of the consideration therefor specified in the Debt Terms Agreement, will be entitled to the benefits of the Indenture, and will be valid and legally binding obligations of the Company, enforceable in accordance with their terms, except as enforceability may be limited by bankruptcy, reorganization, moratorium, insolvency or

Hearst-Argyle Television, Inc.            3                  November 12, 1997


                  similar laws affecting creditors' rights generally, including without limitation, applicable fraudulent transfer laws, and general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether the enforceability of such rights or the availability of such remedies is considered in a proceeding in equity or at law).

            2. The U.S. Equity Securities and the International Equity Securities to be sold by the Company have been duly authorized by the Company for issuance and sale pursuant to the Equity Terms Agreement and the International Purchase Agreement, respectively. The U.S. Equity Securities to be sold by the Company, when issued and delivered by the Company pursuant to the Equity Terms Agreement against payment of the consideration therefor specified in such Equity Terms Agreement, and the International Equity Securities to be sold by the Company, when issued and delivered by the Company pursuant to the International Purchase Agreement against payment of the consideration therefor specified in such International Purchase Agreement, will be validly issued, fully paid and nonassessable.

            In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America, as in effect on the date hereof.

            We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion. This opinion has been prepared solely for your use in connection with the filing of the Form 8-K on November 13, 1997 and incorporation by reference into the Registration Statement, and should not be quoted in whole or in part or otherwise be referred to, nor otherwise be filed with or furnished to any governmental agency or other person or entity, without our express prior written consent.

            We hereby consent to the filing of this opinion as an exhibit to the Form 8-K and incorporation by reference into the Registration Statement and to the use of our name therein under the caption "Legal Matters."

                                          Very truly yours,

                                          /s/ Rogers & Wells